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                                                                    EXHIBIT 11.A


                               CLECO CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                  (Unaudited)

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                                                                      FOR THE THREE MONTHS ENDED MARCH 31

                                                                           2001                     2000
                                                                       -----------              -----------
                                                               (Thousands, except share and per share amounts)
BASIC

Net income applicable to common stock                                  $    10,221              $    12,258
                                                                       ===========              ===========
Weighted average number of shares of common
     Stock outstanding during the period                                45,005,892               44,884,258
                                                                       ===========              ===========
Basic net income per common share                                      $      0.23              $      0.27
                                                                       ===========              ===========

DILUTED

Net income applicable to common stock                                  $    10,221              $    12,258

Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under the
  "if-converted" method:
Add loss of deduction from net income for actual
  Dividends paid on convertible preferred stock,
  net of tax                                                                   338                      348
Add/(Deduct) additional cash contribution
  Required, which is equal to dividends
  on preferred stock less dividends
  paid at the common dividend rate, net
  of tax                                                                         1                       (7)
Add tax benefit associated with dividends
  paid on allocated common shares                                              121                      106
                                                                       -----------              -----------
Adjusted income applicable to common stock                             $    10,681              $    12,705
                                                                       ===========              ===========
Weighted average number of shares of common
  stock outstanding during the period                                   45,005,892               44,884,258

Number of equivalent common shares
  Attributable to ESOP                                                   2,597,846                2,673,728

Common stock under stock option grants                                     292,670                    4,922
                                                                       -----------              -----------

Average shares                                                          47,896,408               47,562,908
                                                                       ===========              ===========
Diluted net income per common share                                          $0.22                    $0.27
                                                                       ===========              ===========
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